EXHIBIT 16.1

UK&W   Urback Kahn & Werlin LLP
       CERTIFIED PUBLIC ACCOUNTANTS


                                                          November 17, 2004


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

      The firm of Urbach Kahn & Werlin LLP was previously the independent auditor for Union Bankshares, Inc., and reported on the financial statements of the Company for the fiscal years ended December 31, 2003 and December 31, 2002. On or about, June 1, 2004, the partners of Urbach Kahn & Werlin LLP joined a new limited liability partnership UHY LLP. On November 17, 2004, we notified the Company that the client auditor relationship between Union Bankshares, Inc. and Urbach Kahn & Werlin LLP had ceased. We have read the Company's statements included under Item 4.01 of its Form 8-K, dated November 17, 2004, and we agree with such statements.

Very truly yours,

/s/ Urbach Kahn & Werlin LLP


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